Exhibit 10.24
ACTIVISION BLIZZARD, INC.
2014 Incentive Plan
NOTICE OF Stock Option AWARD

You have been awarded an option to purchase Common Shares of Activision Blizzard, Inc. (the “Company”), as follows:
•Your name: [    ]
•Total number of Shares purchasable upon exercise of the Stock Option awarded: [    ]
•Exercise Price: US$[________] per Share
•Date of Grant: [    ]
•Expiration Date: [    ]
•Grant ID: [    ]
•Your Award of the Stock Option is governed by the terms and conditions set forth in:
•this Notice of Stock Option Award;
•the Stock Option Award Terms attached hereto as Exhibit A;
•the Appendix attached hereto as Exhibit B, which may include special terms and conditions relating to your country of work and/or residence (the “Appendix”); and
•the Company’s 2014 Incentive Plan, the receipt of a copy of which you hereby acknowledge.
•Schedule for Vesting: Except as otherwise provided pursuant to the Stock Option Award Terms attached hereto as Exhibit A, as supplemented, modified, or replaced by the special terms and conditions, if any, set forth under your country of work and/or residence in the Appendix attached hereto as Exhibit B (together, the “Award Terms”), the Stock Option awarded to you shall vest and become exercisable as follows, provided you remain continuously employed by the Company or one of its Subsidiaries through the applicable vesting date:

Date of Vesting	No. of Shares Vesting at Vesting Date
[ ]	[________________]
[ ]	[________________]
[ ]	[________________]

•The Stock Option is not intended to be an “incentive stock option,” as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time.
•Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Award Terms.
•By accepting the Award, you agree to be bound by the terms and conditions set forth in the 2014 Incentive Plan, this Notice of Stock Option Award and the Award Terms.  If you do not accept the Award by the first scheduled vesting date and you do not indicate your intention to decline the Award, your Award will be automatically accepted on your behalf and you will be deemed to have accepted the terms and conditions set forth in the 2014 Incentive Plan, this Notice of Stock Option Award and the Award Terms.

EXHIBIT A
ACTIVISION BLIZZARD, INC.
2014 Incentive Plan

Stock Option award terms

1.Definitions.
(a)For purposes of these Award Terms, the following terms shall have the meanings set forth below:
“Award” means the award described on the Grant Notice.
“Cause” (i) shall have the meaning given to such term in any employment agreement, service contract or offer letter between the Holder and any entity in the Company Group in effect at the time of the determination or (ii) if the Holder is not then party to any agreement or offer letter with any entity in the Company Group or any such agreement or offer letter does not contain a definition of “cause,” shall mean a good faith determination by the Company that the Holder (A) engaged in misconduct or gross negligence in the performance of his or her duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of his or her employment; (B) engaged in fraud, dishonesty, or any other conduct that causes, or has the potential to cause, harm to any entity in the Company Group, including its business reputation or financial condition; (C) violated any lawful directives or policies of the Company Group or any applicable laws, rules or regulations; (D) materially breached his or her employment agreement, service contract, proprietary information agreement or confidentiality agreement with any entity in the Company Group; (E) was convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty or moral turpitude; or (F) breached his or her fiduciary duties to the Company Group.
“Common Shares” means the shares of common stock, par value $0.000001 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 9 hereof.
“Company” means Activision Blizzard, Inc. and any successor thereto.
“Company Group” means the Company and its Subsidiaries.
“Company-Sponsored Equity Account” means an account that is created with the Equity Account Administrator in connection with the administration of the Company’s equity plans and programs, including the Plan.
“Date of Grant” means the Date of Grant of the Award set forth on the Grant Notice.
Global Online Option Grant Award Agreement (as of December 2020)

“Disability” shall mean (i) the Holder is receiving benefits under any long-term disability plan of the Company Group then in effect or (ii) if the Holder is an employee who works and/or resides in the U.S. and is then party to an agreement or offer letter with any entity in the Company Group which contains a definition of “disability” or otherwise provides a method for determining whether the Holder is disabled, shall have the meaning given to such term in, or otherwise be determined in accordance with, such employment agreement or offer letter.
“Employer” means the Subsidiary of the Company which employs the Holder.
“Equity Account Administrator” means the brokerage firm utilized by the Company from time to time to create and administer accounts for participants in the Company’s equity plans and programs, including the Plan.
“Exercise Price” means the Exercise Price set forth on the Grant Notice.
“Exercise Rules and Regulations” means (i) (A) for employees who work and/or reside in the U.S., the Securities Act or any comparable U.S. federal securities law and all applicable state securities laws, and (B) for employees who work and/or reside outside the U.S., any laws applicable to the Holder which subject him or her to insider trading restrictions and/or market abuse laws or otherwise affect his or her ability to accept, acquire, sell, attempt to sell or otherwise dispose of Common Shares, rights to Common Shares (e.g., Stock Options) or rights linked to the value of Common Shares during such times as he or she is considered to have “inside information” regarding the Company, (ii) the requirements of any securities exchange, securities association, market system or quotation system on which Common Shares are then traded or quoted, (iii) any restrictions on transfer imposed by the Company’s certificate of incorporation or bylaws, and (iv) any policy or procedure the Company has adopted with respect to the trading of its securities, in each case as in effect on the date of the intended transaction.
“Expiration Date” means the Expiration Date set forth on the Grant Notice.
“Grant Notice” means the Notice of Stock Option Award to which the Award Terms are attached.
“Holder” means the recipient of the Award named on the Grant Notice.
“Option” means the Stock Option to purchase Common Shares awarded to the Holder on the terms and conditions described in the Grant Notice and these Award Terms.
“Plan” means the Activision Blizzard, Inc. 2014 Incentive Plan, as amended from time to time.
“Section 409A” means Section 409A of the Code and the guidance and regulations promulgated thereunder.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Shares” means the Common Shares purchasable upon exercise of the Stock Option.

Global Online Option Grant Award Agreement (as of December 2020)

“U.S.” means the United States of America.
“Withholding Taxes” means any taxes, including, but not limited to, income tax, social insurance (e.g., U.S. social security and Medicare), payroll tax, state and local income taxes, fringe benefits tax, and payment on account, required or permitted under any applicable law to be withheld from amounts otherwise payable to the Holder.
(b)    Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Plan.
2.Expiration. The Stock Option shall expire on the Expiration Date and, after such expiration, shall no longer be exercisable.
3.Vesting and Exercise.
(i)Vesting Schedule. Except as otherwise set forth in these Award Terms, the Stock Option shall vest, and thereupon become exercisable, in accordance with the “Schedule for Vesting” set forth on the Grant Notice.
(ii)Exercisable Only by the Holder. Except as otherwise permitted under the Plan or Section 11 hereof, the Stock Option may be exercised during the Holder’s lifetime only by the Holder or, in the event of the Holder’s legal incapacity to do so, by the Holder’s guardian or legal representative acting on behalf of the Holder in a fiduciary capacity under court supervision and/or applicable law.
(iii)Procedure for Exercise. The Stock Option may be exercised by the Holder as to all or any of the Shares as to which the Stock Option has vested (i) by following the procedures for exercise established by the Equity Account Administrator and posted on the Equity Account Administrator’s website from time to time or (ii) with the Company’s consent, by giving the Company written notice of exercise, in such form as may be prescribed by the Company from time to time, specifying the number of Shares to be purchased.
(iv)Payment of Exercise Price. To be valid, any exercise of the Stock Option must be accompanied by full payment of the aggregate Exercise Price of the Shares being purchased. The Company shall determine the method or methods the Holder may use to make such payment, which may include any of the following: (i) by bank check or certified check or wire transfer of immediately available funds, (ii) if securities of the Company of the same class as the Shares are then traded or quoted on a national securities exchange, the Nasdaq Stock Market, Inc. or a national quotation system sponsored by the National Association of Securities Dealers, Inc., through the delivery of irrevocable written instructions, in a form acceptable to the Company, to the Equity Account Administrator (or, with the Company’s consent, such other brokerage firm as may be requested by the person exercising the Stock Option) to sell some or all of the Shares being purchased upon such exercise and to thereafter deliver promptly to the Company from the proceeds of such sale an amount in cash equal to the aggregate Exercise Price of the Shares being purchased, (iii) through the withholding of Shares otherwise deliverable upon exercise, (iv) for U.S. taxpayers only, by tendering previously owned Common Shares (valued at their Market Value per Share as of the date of tender), or (v) any combination of (i), (ii), (iii) or (for U.S. employees only) (iv) above or any other manner permitted pursuant to the Plan.

Global Online Option Grant Award Agreement (as of December 2020)

(v)No Fractional Shares. In no event may the Stock Option be exercised for a fraction of a Share.
(vi)No Adjustment for Dividends or Other Rights. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date as of which the issuance or transfer of Shares to the person entitled thereto has been evidenced on the books and records of the Company pursuant to clause (ii) of Section 3(g) hereof following exercise of the Stock Option.
(vii)Issuance and Delivery of Shares. As soon as practicable (and, in any event, within 30 days) after the valid exercise of the Stock Option, the Company shall (i) effect the issuance or transfer of the Shares purchased upon such exercise, (ii) cause the issuance or transfer of such Shares to be evidenced on the books and records of the Company, and (iii) cause such Shares to be delivered to a Company-Sponsored Equity Account in the name of the person entitled to such Shares (or, with the Company’s consent, such other brokerage account as may be requested by such person); provided, however, that, in the event such Shares are subject to a legend as set forth in Section 14 hereof, the Company shall instead cause a certificate evidencing such Shares and bearing such legend to be delivered to the person entitled thereto.
(viii)Partial Exercise. If the Stock Option shall have been exercised with respect to less than all of the Shares purchasable upon exercise of the Stock Option, the Company shall make a notation in its books and records to reflect the partial exercise of the Stock Option and the number of Shares that thereafter remain available for purchase upon exercise of the Stock Option.
4.Termination of Employment.
(ix)Cause. Unless the Committee determines otherwise, in the event that (a) the Holder’s employment is terminated by any entity in the Company Group for Cause or (b) if the Holder terminates his or her employment with the Company Group in breach of an employment agreement with any entity in the Company Group, as of the date of such termination of employment the Stock Option shall (i) cease to vest, if not then fully vested, (ii) no longer be exercisable, whether or not vested, and (iii) be immediately cancelled.
(x)Death or Disability. Unless the Committee determines otherwise, in the event that the Holder dies while employed by any entity in the Company Group or the Holder’s employment with any entity in the Company Group is terminated due to the Holder’s Disability, the Stock Option shall (i) cease to vest as of the date of the Holder’s death or the first date of the Holder’s Disability (as determined by the Committee), as the case may be, and (ii) to the extent vested as of the date of the Holder’s death or the first date of the Holder’s Disability, as the case may be, remain exercisable in accordance with these Award Terms until the earlier of (A) the first anniversary of the date of the Holder’s death or termination of employment, as the case may be, and (B) the Expiration Date, after which the Stock Option shall no longer be exercisable and shall be immediately cancelled. To the extent not vested as of the date of the Holder’s death or the first date of the Holder’s Disability, as the case may be, the Stock Option shall be immediately cancelled and shall no longer be exercisable.

Global Online Option Grant Award Agreement (as of December 2020)

(xi)Other. Unless the Committee determines otherwise, in the event that the Holder’s employment is terminated for any reason not addressed by Section 4(a) or 4(b) hereof, the Stock Option shall (i) cease to vest as of the date of such termination of employment and (ii) to the extent vested as of the date of such termination of employment, be exercisable in accordance with these Award Terms until the earlier of (A) (i) in the case of a termination by the Holder, the 30th day after the date of such termination of employment or (ii) in the case of a termination by the Company Group, the 90th day after the date of such termination of employment (or, in either case, if the Holder is prohibited from exercising the Stock Option during some or all of the 30-day or 90-day period, as the case may be, following such termination date because such exercise would not be in compliance with the Exercise Rules and Regulations, whatever later date may be determined in accordance with a Committee-approved policy) and (B) the Expiration Date, after which the Stock Option shall no longer be exercisable and shall be immediately cancelled. To the extent not vested as of the date of such termination of service, the Stock Option shall be immediately cancelled and shall no longer be exercisable.
5.Tax Withholding.
(xii)Regardless of any action the Company or the Employer takes with respect to any Withholding Taxes related to the Holder’s participation in the Plan and legally applicable to the Holder, the Holder acknowledges that the ultimate liability for all Withholding Taxes is and remains the Holder’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Holder further acknowledges that the Company and/or the Employer (A) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Stock Option, including, without limitation, the grant, vesting or exercise of the Stock Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate the Holder’s liability for Withholding Taxes or achieve any particular tax result. Further, if the Holder is or becomes subject to tax in more than one jurisdiction, the Holder acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Withholding Taxes in more than one jurisdiction. The Company shall have no obligation to deliver any Shares upon exercise of the Stock Option unless and until all Withholding Taxes contemplated by this Section 5 have been satisfied.
(xiii)Prior to any relevant taxable or tax withholding event, as applicable, the Holder agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Withholding Taxes resulting from the exercise (in whole or in part) of the Stock Option, the issuance or transfer of any Shares upon exercise of the Stock Option or otherwise in connection with the Award at the time such Withholding Taxes become due. In this regard, the Holder authorizes the Company and/or the Employer, or their respective agents, to satisfy any applicable withholding obligations with regard to all Withholding Taxes by one or a combination of the following: (i) by delivery to the Company of a bank check or certified check or wire transfer of immediately available funds; (ii) if securities of the Company of the same class as the Shares are then traded or quoted on a national securities exchange, the Nasdaq Stock Market, Inc. or a national quotation system sponsored by the National Association of Securities Dealers, Inc., through the delivery of irrevocable written instructions, in a form acceptable to the Company, to the Equity Account Administrator (or, with the Company’s consent, such other

Global Online Option Grant Award Agreement (as of December 2020)

brokerage firm as may be requested by the person exercising the Stock Option) to sell some or all of the Shares being purchased upon such exercise and to thereafter deliver promptly to the Company from the proceeds of such sale an amount in cash equal to the aggregate amount of such Withholding Taxes; (iii) through the withholding of Shares otherwise deliverable upon exercise; or (iv) by any combination of (i), (ii) or (iii) above. Further, any entity in the Company Group shall have the right to require the Holder to satisfy any Withholding Taxes contemplated by this Section 5 by any of the aforementioned methods or by withholding from the Holder’s wages or other cash compensation.
(xiv)The Company Group may withhold or account for Withholding Taxes contemplated by this Section 5 by reference to applicable withholding rates, including minimum or maximum applicable statutory rates in the Holder’s jurisdiction(s) of employment and/or residency, and if the Company Group withholds more than the amount necessary to satisfy the liability, the Holder may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent Shares. If the Company Group withholds less than the amount necessary to satisfy the liability, the Holder may be required to pay any additional Withholding Taxes directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Withholding Taxes is satisfied by withholding in Shares, for tax purposes, the Holder will be deemed to have been issued the full number of Shares, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Withholding Taxes. No fractional Shares will be withheld or issued pursuant to the exercise of the Stock Option and the issuance of Withholding Taxes thereunder.
6.Deemed Agreement. By accepting the Award, the Holder is deemed to be bound by the terms and conditions set forth in the Plan, the Grant Notice and these Award Terms.
7.Reservation of Shares. The Company shall at all times reserve for issuance or delivery upon exercise of the Stock Option such number of Common Shares as shall be required for issuance or delivery upon exercise thereof.
8.Committee Discretion. Except as may otherwise be provided in the Plan, the Committee shall have sole discretion to (a) interpret any provision of the Plan, the Grant Notice and these Award Terms, (b) make any determinations necessary or advisable for the administration of the Plan and the Award, and (c) waive any conditions or rights of the Company under the Award, the Grant Notice or these Award Terms. Without intending to limit the generality or effect of the foregoing, any decision or determination to be made by the Committee pursuant to these Award Terms, including whether to grant or withhold any consent, shall be made by the Committee in its sole and absolute discretion, subject only to the terms of the Plan. Subject to the terms of the Plan, the Committee may amend the terms of the Award prospectively or retroactively; however, no such amendment may materially and adversely affect the rights of the Holder taken as a whole without the Holder’s consent. Without intending to limit the generality or effect of the foregoing, the Committee may amend the terms of the Award (i) in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 9 hereof) affecting any entity in the Company Group or any of the Company’s other affiliates or the financial statements of any entity in the Company Group or any of the Company’s other affiliates, (ii) in response to changes in applicable laws, regulations or

Global Online Option Grant Award Agreement (as of December 2020)

accounting principles and interpretations thereof, or (iii) to prevent the Award from becoming subject to Section 409A.
9.Adjustments. Notwithstanding anything to the contrary contained herein, pursuant to Section 12 of the Plan, the Committee will make or provide for such adjustments to the Award as are equitably required to prevent dilution or enlargement of the rights of the Holder that otherwise would result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any change of control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Award such alternative consideration (including, without limitation, cash), if any, as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Award.
10.Registration and Listing. Notwithstanding anything to the contrary contained herein, the Stock Option may not be exercised, and the Stock Option and Shares purchasable upon exercise of the Stock Option may not be purchased, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered in any way, unless such transaction is in compliance with all Exercise Rules and Regulations. The Company is under no obligation to register, qualify or list, or maintain the registration, qualification or listing of the Stock Option or Shares with the U.S. Securities and Exchange Commission, any state securities commission or any securities exchange, securities association, market system or quotation system to effect such compliance. The Holder shall make such representations and furnish such information as may be appropriate to permit the Company, in light of the then existence or non-existence of an effective registration statement under the Securities Act, relating to the Stock Option or Shares, to issue or transfer the Stock Option or Shares in compliance with the provisions of that or any comparable federal securities law and all applicable state securities laws. The Company shall have the right, but not the obligation, to register the issuance or resale of the Stock Option or Shares under the Securities Act or any comparable federal securities law or applicable state securities law.
11.Transferability. Subject to the terms of the Plan, and only with the Company’s consent, the Holder may transfer all or part of the Stock Option for estate planning purposes or pursuant to a domestic relations order (or a comparable order under applicable local law); provided, however, that any transferee shall be bound by all of the terms and conditions of the Plan, the Grant Notice and these Award Terms and shall execute an agreement in form and substance satisfactory to the Company in connection with such transfer; and provided further that the Holder will remain bound by the terms and conditions of the Plan, the Grant Notice and these Award Terms. Except as otherwise permitted under the Plan or this Section 11, the Stock Option shall not be transferable by the Holder other than by will or the laws of descent and distribution.

Global Online Option Grant Award Agreement (as of December 2020)

12.Compliance with Applicable Laws and Regulations and Company Policies and Procedures.
(xv)The Holder is responsible for complying with (i) any federal, state, and local tax, social insurance, national insurance contributions, payroll tax, payment on account or other tax liabilities applicable to the Holder in connection with the Award and (ii) all Exercise Rules and Regulations.
(xvi)The Award is subject to the terms and conditions of any policy requiring or permitting the Company to recover any gains realized by the Holder in connection with the Award, including, without limitation, the Policy on Recoupment of Performance-Based Compensation Related to Certain Financial Restatements.
(xvii)If and when the Holder is an “executive officer” of the Company within the meaning of the Executive Stock Ownership Guidelines, the Award will be subject to the terms and conditions of the Executive Stock Ownership Guidelines and the limitations contained therein on the ability of the Holder to transfer any Vested Shares.
13.Section 409A. As the Exercise Price is equal to the fair market value of a Share on the Date of Grant, payments contemplated with respect to the Award are intended to be exempt from Section 409A, and all provisions of the Plan, the Grant Notice and these Award Terms shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, (a) nothing in the Plan, the Grant Notice and these Award Terms shall guarantee that the Award is not subject to taxes or penalties under Section 409A and (b) if any provision of the Plan, the Grant Notice or these Award Terms would, in the reasonable, good faith judgment of the Company, result or likely result in the imposition on the Holder or any other person of taxes, interest or penalties under Section 409A, the Committee may, in its sole discretion, modify the terms of the Plan, the Grant Notice or these Award Terms, without the consent of the Holder, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such taxes, interest or penalties; provided, however, that this Section 13 does not create an obligation on the part of the Committee or the Company to make any such modification, and in no event shall the Company be liable for the payment of or gross up in connection with any taxes, interest or penalties owed by the Holder pursuant to Section 409A.

Global Online Option Grant Award Agreement (as of December 2020)

14.Legend. The Company may, if determined by it based on the advice of counsel to be appropriate, cause any certificate evidencing Shares to bear a legend substantially as follows:
“THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘ACT’), OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT.”
15.No Right to Employment. Nothing contained in the Grant Notice or these Award Terms shall create a right to employment or be interpreted as forming and employment or service contract with the Company, the Employer or any other entity in the Company Group and shall not interfere with the ability of the Employer to retire, request the resignation of or terminate the Holder’s employment or service relationship at any time.
16.No Rights as Stockholder. No holder of the Stock Option shall, by virtue of the Grant Notice or these Award Terms, be entitled to any right of a stockholder of the Company, either at law or in equity, and the rights of any such holder are limited to those expressed, and are not enforceable against the Company except to the extent set forth, in the Plan, the Grant Notice or these Award Terms.
17.Severability. In the event that one or more of the provisions of these Award Terms shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
18.Venue and Governing Law.
(xviii)For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of the Stock Option or these Award Terms, the parties submit and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Los Angeles County, California, or the federal courts of the United States for the Central District of California and no other courts, regardless of where the grant of the Stock Option is made and/or to be performed; provided, however, that if the parties have entered into another agreement providing for a different venue or forum (e.g., a dispute resolution agreement), then the terms of such agreement will control for purposes of this provision.
(xix)To the extent that U.S. federal law does not otherwise control, the validity, interpretation, performance and enforcement of the Grant Notice and these Award Terms shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws thereof.
19.Successors and Assigns. The provisions of the Grant Notice and these Award Terms shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Holder and, to the extent applicable, the Holder’s permitted assigns under Section 3(b) hereof and the Holder’s estate or beneficiaries as determined by will or the laws of descent and distribution.

Global Online Option Grant Award Agreement (as of December 2020)

20.Delivery of Notices and Other Documents.
(xx)Any notice or other document which the Holder may be required or permitted to deliver to the Company pursuant to or in connection with the Grant Notice or these Award Terms shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed to the Company, at its office at 3100 Ocean Park Boulevard, Santa Monica, California 90405, U.S.A., Attn: Stock Plan Administration, or such other address as the Company by notice to the Holder may designate in writing from time to time. Notices shall be effective upon delivery.
(xxi)Any notice or other document which the Company may be required or permitted to deliver to the Holder pursuant to or in connection with the Grant Notice or these Award Terms shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed to the Holder at the address shown on any employment agreement, service contract or offer letter between the Holder and any entity in the Company Group in effect at the time, or such other address as the Holder by notice to the Company may designate in writing from time to time. The Company may also, in its sole discretion, deliver any such document to the Holder electronically via an e-mail to the Holder at his or her Company-provided email address or through a notice delivered to such e-mail address that such document is available on a website established and maintained on behalf of the Company or a third party designated by the Company, including, without limitation, the Equity Account Administrator. Notices shall be effective upon delivery.
21.Conflict with Plan. In the event of any conflict between the terms the Grant Notice or these Award Terms and the terms of the Plan, the terms of the Plan shall control.
22.Appendix. Notwithstanding anything to the contrary contained herein, the Stock Option shall be subject to any additional terms and conditions set forth in the Appendix for the Holder’s country of work and/or residence, which constitute a part of these Award Terms. Moreover, if the Holder relocates his or her work and/or residence to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Holder, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable local law or facilitate the administration of the Plan.
23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Holder’s participation in the Plan, on the Stock Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable local law or facilitate the administration of the Plan, and to require the Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.    Waiver. The Holder acknowledges that a waiver by the Company of a breach of any provision of these Award Terms shall not operate or be construed as a waiver of any other provision of these Award Terms, or of any subsequent breach by the Holder or any other holder of an equity award from the Company.

Global Online Option Grant Award Agreement (as of December 2020)

EXHIBIT B

Appendix
to
ACTIVISION BLIZZARD, INC.
2014 Incentive Plan

STOCK OPTION AWARD TERMS

ADDITIONAL TERMS AND CONDITIONS BY COUNTRY

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan or the Award Terms, as the case may be.
TERMS AND CONDITIONS
This Appendix includes special terms and conditions applicable to Holders who work and/or reside in the countries covered by the Appendix. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Award Terms.
If the Holder is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transferred or transfers employment and/or residency after the Stock Option was granted or is considered a resident of another country for local law purposes (i.e., the Holder is a “mobile employee”), the Company shall have the sole discretion to determine to what extent the special terms and conditions shall apply to the Holder.
NOTIFICATIONS
This Appendix also includes notifications relating to exchange control and other issues of which the Holder should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries to which this Appendix refers as of October 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Holder not rely on the notifications herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time Shares are purchased upon exercise of the Stock Option or Shares purchased under the Plan are sold.

In addition, the notifications are general in nature and may not apply to the particular situation of the Holder, and the Company is not in a position to assure the Holder of any particular result. Accordingly, each Holder should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if the Holder is a mobile employee, the information contained herein may not be applicable to the Holder in the same manner.
[Non-relevant pages omitted.]

    B-2

Global Online Option Grant Award Agreement (as of December 2020)

Appendix for the United States of America
Additional terms and Conditions of the
Activision Blizzard, Inc.
2014 Incentive Plan
Stock Option Award Terms

1.Definitions.
(a)For U.S. Holders only, the following terms shall have the meanings set forth below:
“Employment Violation” means any material breach by the Holder of his or her employment agreement with any entity in the Company Group for so long as the terms of such employment agreement shall apply to the Holder (with any breach of the post-termination obligations contained therein deemed to be material for purposes of this definition).

“Look-back Period” means, with respect to any Employment Violation by the Holder, the period beginning on the date which is 12 months prior to the date of such Employment Violation by the Holder and ending on the date of computation of the Recapture Amount with respect to such Employment Violation.

“Recapture Amount” means, with respect to any Employment Violation by the Holder, the gross gain realized or unrealized by the Holder upon all exercises of the Stock Option during the Look-back Period with respect to such Employment Violation, which gain shall be calculated as the sum of:
(i)     if the Company and/or the Employer has satisfied any Withholding Taxes resulting from the exercise (in whole or in part) of the Stock Option, the issuance or transfer of any Shares upon exercise of the Stock Option or otherwise in connection with the Award during the Look-back Period by selling Shares on the Holder’s behalf or withholding Shares otherwise deliverable, the amount of the Withholding Taxes so satisfied; plus
(ii)    if the Holder has exercised any portion of the Stock Option during such Look-back Period and sold any of the Shares acquired on exercise thereafter, an amount equal to (A) the sum of the sales price for all such Shares sold minus (B) the aggregate Exercise Price for such Shares; plus
(iii)    if the Holder has exercised any portion of the Stock Option during such Look-back Period and not sold all of the Shares acquired on exercise thereafter, an amount equal to the product of (A) the greatest of the following, minus the Exercise Price: (1) the Market Value per Share of Common Shares on the date of exercise, (2) the arithmetic average of the per share closing sales prices of Common Shares as reported on Nasdaq for the 30 trading day period ending on the trading day immediately preceding the date of the Company’s written notice of its exercise of its rights under Section 3
Global Online Option Grant Award Agreement (as of December 2020)

hereof, or (3) the arithmetic average of the per share closing sales prices of Common Shares as reported on Nasdaq for the 30 trading day period ending on the trading day immediately preceding the date of computation times (B) the number of Shares as to which the Stock Option was exercised and which were not sold.

2.Conflict with Employment Agreement or Plan. In the event of any conflict between the terms of any employment agreement, service contract or offer letter between the Holder and any entity in the Company Group in effect at the time and the terms of the Grant Notice or these Award Terms, the terms of the Grant Notice or these Award Terms, as the case may be, shall control. In the event of any conflict between the terms of any employment agreement, service contract or offer letter between the Holder and any entity in the Company Group in effect at the time and the terms of the Plan, the terms of the Plan shall control.
3.Employment Violation. The terms of this Section 3 shall apply to the Stock Option if the Holder is or becomes subject to an employment agreement with any entity in the Company Group. In the event of an Employment Violation, the Company shall have the right to require (a) the termination and cancellation of the Stock Option, whether vested or unvested, and (b) payment by the Holder to the Company of the Recapture Amount with respect to such Employment Violation; provided, however, that, in lieu of payment by the Holder to the Company of the Recapture Amount, the Holder, in his or her discretion, may tender to the Company the Shares acquired upon exercise of the Stock Option during the Look-back Period with respect to such Employment Violation (without any consideration from the Company in exchange therefor). Any such termination of the Stock Option and payment of the Recapture Amount, as the case may be, shall be in addition to, and not in lieu of, any other right or remedy available to the Company arising out of or in connection with such Employment Violation, including, without limitation, the right to terminate the Holder’s employment if not already terminated and to seek injunctive relief and additional monetary damages.
    C-2

Global Online Option Grant Award Agreement